                                                               EXHIBIT NO. 99.11

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No.33-7637 of MFS Series Trust II of our reports each dated January 5, 1996 appearing in the annual reports to shareholders for the year ended November 30, 1995, of MFS Emerging Growth Fund, MFS Gold & Natural Resources Fund and MFS Intermediate Income Fund, and our report dated January 6, 1996 appearing in the annual report to shareholders for the year ended November 30, 1995 of MFS Capital Growth Fund, each a series of MFS Series Trust II and to the references to us under the headings "Condensed Financial Information" in the Prospectus and "Independent Auditors and Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 25, 1996